           FIRST AMENDMENT AND WAIVER TO AGREEMENT AND PLAN OF MERGER


        THIS FIRST AMENDMENT AND WAIVER TO AGREEMENT AND PLAN OF MERGER (this "Amendment and Waiver") is made and entered into this 31st day of December, 2004, by and among MAILKEY CORPORATION, a Nevada corporation ("Parent"), MAILKEY ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER Sub"), IELEMENT, INC., a Nevada corporation (the "COMPANY"), and IVAN ZWEIG, the principal shareholder of iElement (the "PRINCIPAL SHAREHOLDER"), for the purpose of amending the Agreement and Plan of Merger (the "MERGER Agreement") dated November 9, 2004, by and among Parent, Merger Sub, iElement and the Principal Shareholder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.


                                    RECITALS

        WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1. The Second WHEREAS clause is hereby deleted in its entirety and replaced with the following:

                WHEREAS, pursuant to the terms of this Agreement, upon consummation of the Merger, each issued and outstanding share (individually, a "Target Share"; and collectively, the "Target Shares") of common stock, $.001 par value per share ("Target Common Stock"), of the Company shall represent the right to receive between 2.5913 and
        3.9835 newly issued shares (individually, a "Parent Share," and collectively, the "Parent Shares") of common stock, $.001 par value per share ("Parent Common Stock"), of Parent; and

        2. The first sentence of Section 1.2(a)(iii) is hereby deleted in its entirety and replaced with the following sentences:

                Each of the Target Shares shall be converted into the right to receive between 2.5913 and 3.9835 newly issued Parent Shares (the "Exchange Ratio"). The Exchange Ratio shall be adjusted based on the number of Parent Shares issued to holders of those certain secured notes of the Company in the aggregate principal amount of $1,238,739 (the "Target Secured Notes") as follows: In the event that zero (0) Parent Shares are issued to the holders of the Target Secured Notes, the Exchange Ratio shall be 3.9835 and in the event that 24,774,785 Parent Shares are issued to the holders of the Target Secured Notes, the Exchange Ratio shall be 2.5913. In the event that the Number of Parent Shares issued to the holders of the Target Secured Notes is between zero
        (0) and 24,774,785, the Exchange Ratio shall equal 2.5913 plus the product of 1.3922 and a fraction the numerator of which is the number of Parent Shares issued to the holders of the Target Secured Notes and the denominator of which is 24,774,785.

        3. The second and third sentences of Section 1.2(h) are hereby deleted in their entirety and replaced with the following sentences:

                In addition, the parties agree that that any shares of Parent Common Stock issued by Parent in connection with any capital-raising transaction by Parent shall be excluded from the determination of the Exchange Ratio and any adjustment of the Exchange Ratio.

        4. The following provisions are hereby added as Sections 1.5 and 1.6:

                1.5     OPTIONS AND WARRANTS.

                        (a) Immediately prior to the Closing, each outstanding option ("Target Options") exercisable into shares of Target Common Stock and each warrant ("Target Warrants") exercisable into shares of Target Common Stock whether vested or not vested, shall immediately become vested in full and either exercised by the holder thereof prior to Closing or be deemed assumed by Parent. In the event that any Target Options and Target Warrants are exercised by the holder thereof prior to or simultaneous with the Closing, all shares of Target Common Stock issued upon exercise thereof shall be converted into Parent Shares in accordance with Section 1.2(a)(iii) of the Merger Agreement.

                        (b)     At and after the Effective Time:

                                (i) each Target Option and Target Warrant then outstanding shall entitle the holder thereof to acquire the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Target Common Stock subject to such Target Option or Target Warrant immediately prior to the Effective Time, by (y) the Exchange Ratio; and

                                (ii) the exercise price per share of Parent Common Stock subject to any Target Option or Target Warrant at and after the Effective Time shall be an amount (rounded down to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Target Common Stock subject to such Target Option or Target Warrant prior to the Effective Time, divided by (y) the Exchange Ratio.

                        (c)     Other than as provided in subsections (a) and
        (b) above, as of and after the Effective Time, each Target Option and Target Warrant then outstanding shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time (including, but not limited to, the acceleration of exercisability or conversion, as applicable, as of the date of approval of the Merger by the shareholders of the Company), but giving effect to the Merger (it being understood that any performance criteria to which such Target Option, and or Target Warrant remains subject may be equitably adjusted by Parent to reflect the consummation of the Merger).

                        (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Target Options and Target Warrants Notes after the Effective Time.

                1.6 TARGET SECURED NOTES. Prior to the Effective Time, all Target Secured Notes shall either be (i) surrendered and cancelled in exchange for shares of Target Common Stock pursuant to the terms of a Securities Purchase Agreement in substantially the form attached hereto as EXHIBIT A; or (ii) exchanged for a newly issued Secured Notes in substantially the form attached hereto as EXHIBIT B. Any shares of Target Common Stock issued in exchange for Target Secured Notes shall be converted into Parent Shares in accordance with Section 1.2(a)(iii) of the Merger Agreement. Prior to the approval of the Merger by the shareholders of the Company, the Company shall use its best efforts to cause all such Target secured Notes to be exchanged for shares of Target Common Stock.

        5. Sections 2.2(a)(ii), 2.2(a)(viii) and 5.11 are hereby deleted in their entirety.

        6. The first, second, third, fourth and fifth sentences of Section 3.5(a) are hereby deleted in their entirety and replaced with the following sentences:

                Attached hereto as Schedule 3.5(a) is a complete and accurate list of (i) the Target Shareholders and each holder of Target Options, Target Warrants and Target Secured Notes, (ii) the number and class of issued and outstanding Target Shares, Target Options, Target Warrants and Target Secured Notes (collectively, the "Target Securities") owned by such Target Shareholders and holders on the date of this Agreement,
        (iii) the exercise price, date of grant, vesting schedules and number of shares of Target Common Stock issuable upon the exercise of the Target Options and Target Warrants, and (iv) the date of issuance and outstanding principal amount of all outstanding Target Secured Notes. The authorized capital stock of the Company consists of 30,000,000 shares of Target Common Stock. There are currently issued and outstanding (i) 4,319,392 shares of Target Common Stock, (ii) Target Options exercisable into 4,578,223 shares of Target Common Stock, (iii) Target Warrants exercisable into zero shares of Target Common Stock, and
        (iv) Target Secured Notes which may be exchanged for up to 9,560,755 shares of Target Common Stock. The Target Securities represent all of the outstanding equity interests in the Company. All of the Target Shares have been validly authorized and issued and are fully paid and non-assessable, and the Company has reserved on its books and records, for future issuance, the shares of Target Common Stock issuable upon the exercise of the Target Options or Target Warrants or upon exchange of the Target Notes.

        7. Sections 2.2(b)(x) and 5.13(b) are hereby deleted in their entirety. The last sentence of 5.13(a) is deleted in its entirety and is replaced with the following sentence:

        If the Merger is consummated, the Parent will exchange any and all Promissory Notes outstanding from the Company at the time of closing for a newly issued Secured Note in substantially the form attached hereto as Exhibit B.

        8.      Section 5.14 is hereby deleted in its entirety.

        9. Section 6.2(d) is hereby deleted in its entirety and replaced with the following provision:

                The Company shall have delivered to Parent and Merger Sub any certificates evidencing the Target Shares in accordance with Section 2.2(a)(i).

        10. Section 5.16 is hereby amended to delete the words ""Business Days thereafter" and replace them with the word " days prior to Closing".

        11. MailKey and Merger Sub do hereby waive any breach of any representations and warranties or breach of any covenants or agreements by any party to the Merger Agreement that may exist or arise under the Merger Agreement or this Amendment and Waiver as a result of the issuance by iElement of the Target Notes.

        12. The waiver set forth in Section 9 hereof is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement, nor shall it constitute an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

        13. Schedule 3.5(a) is hereby deleted in its entirety and replaced with the schedule attached hereto as EXHIBIT C.

        14. Section 9.11 is hereby amended to provide for copies of notice to the Company or Principal Target Shareholders to be sent to the following person:

                The Lebrecht Group, APLC
                22342 Avenida Empresa, Suite 220
                Rancho Santa Margarita, CA  92688
                Facsimile (949) 635-1244
                Attention: Brian A. Lebrecht, Esq.

        15. Except as expressly provided herein, the Merger Agreement shall remain in full force and effect.

        16. This Amendment and Waiver may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

        17. This Amendment and Waiver shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the NGCL shall apply to the internal corporate governance of Parent or the Company and to the extent that the DGCL shall apply to the internal corporate governance of Merger Sub.

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Shareholder have caused this Amendment and Waiver to be signed by their respective officers hereunto duly authorized, all as of the date first written above.


                                        MAILKEY CORPORATION


                                        By: /s/ Tim Dean-Smith
                                           -------------------------------------
                                           Tim Dean-Smith
                                           President and Chief Executive Officer


                                        MAILKEY ACQUISITION CORP.


                                        By: /s/ Tim Dean-Smith
                                           -------------------------------------
                                           Tim Dean-Smith
                                           President and Chief Executive Officer


                                        IELEMENT, INC.


                                        By: /s/ Ivan Zweig
                                           -------------------------------------
                                           Ivan Zweig
                                           President and Chief Executive Officer


                                         /s/ Ivan Zweig
                                        ----------------------------------------
                                        Ivan Zweig

                             EXHIBITS AND SCHEDULES


        Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Agreement and Plan of Merger have been omitted. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.